Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Northfield Bancorp, Inc. and subsidiaries:
We consent to the incorporation by reference in the registration statement No. 333-186270 on Form S-8, of Northfield Bancorp, Inc. (the Company), of our report dated March 16, 2015, relating to the consolidated balance sheets of Northfield Bancorp, Inc. and subsidiaries as of December 31, 2014 and 2013 and the related consolidated statements of comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014 and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10-K of the Company.
/s/ KPMG LLP
Short Hills, New Jersey
March 16, 2015